EXHIBIT I-1
Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION

Release No. ________

May _, 2005

Notice is hereby given that the following has been made with the Commission pursuant to provisions of the Public Utility Holding Company Act of 1935, as amended (the “Act”) and rules promulgated thereunder. All interested persons are referred to the Application-Declaration for a complete statement of the proposed transactions summarized below. The Application-Declaration and any amendments thereto are available for public inspection through the Commission’s Office of Public Reference.

Interested persons wishing to comment or request a hearing on the Application-Declaration should submit their views in writing by ___________________, 2005 to the Secretary, U.S. Securities and Exchange Commission, Washington, D.C. 20549, and serve Applicants at the addresses specified therein. Proof of service (by affidavit or, in the case of an attorney-at-law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the Application-Declaration, as filed or amended, may be granted and/or permitted to become effective.

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1.	SUMMARY

AGL Resources, Inc. (“AGL Resources”) of Ten Peachtree Place, Suite 1000, Atlanta, Georgia 30309, a holding company registered pursuant to the Public Utility Holding Company Act of 1935, as amended (the “Act”) (“Applicant”) filed an Application (the “Filing”) on May __, 2005. The Filing relies upon sections 6(a), 7 and 12(d) of the Act and inter alia Rules 44 and 54.
The Applicant requests that the Commission issue such authorization necessary to (i) approve a Purchase and Sale Agreement (“Agreement”) between AGL Resources and its subsidiaries, NUI Corporation (“NUI”), and Virginia Gas Company (“VGC”) (collectively the “Sellers”), and Duke Energy Corporation (“Duke Energy”) and its subsidiaries, Duke Energy Gas Transmission (‘DEGT”) and Duke Energy Saltville Gas Storage, LLC (the “Duke Member”) (collectively the “Buyers”), and (ii) consummate transactions contemplated in the Agreement described in the filing.

2.	The Sale

On April 27, 2005, AGL Resources, NUI and VGC (collectively the “Sellers”) entered into a Purchase and Sale Agreement (the “Agreement”) with Duke Energy, DEGT and the “Duke Member” of SGS) (collectively the Buyers) in which the Sellers agreed to sell their interests in Saltville Gas Storage, LLC (“SGS”), VG Pipeline, and VG Storage for $62 million. More specifically, DEGT will purchase all of the issued and outstanding shares of capital stock of VG Storage and VG Pipeline (“Purchased Companies”), and the Duke Member will purchase the fifty percent member interest held in SGS by NUI’s subsidiary, NUI Saltville Storage, Inc. (“NUISS”). Currently, NUISS and the Duke Member each hold a fifty percent interest in SGS.

The Sale is in the interest of AGL Resources’ investors and consumers as it will strengthen AGL Resources' financial position. The Sale will allow AGL Resources to improve its capital structure as the proceeds from the Sale of the member interest in SGS and the Sale of the capital stock in the Purchased Companies will be applied to AGL Resources’ commercial paper debt. Thus the Sale promotes re-allocation of AGL Resource’s capital to activities more in line with AGL’s current business plans and activities.

The Sale is in the public interest as it will not impair or jeopardize adequate service at just and reasonable rates to VG Pipeline’s, VG Storage’s or SGS’s customers. VG Pipeline and VG Storage will continue to abide by their Virginia State Corporation Commission-approved tariffs and fully honor their obligations to customers and to all regulatory authorities.

The member interest that AGL Resources has in SGS and stock ownership that AGL Resources has in VG Pipeline and VG Storage prior to the effective date of the Agreement will be extinguished upon the effective date of the Agreement, meaning that if the Agreement and related steps are implemented, SGS, VG Pipeline, and VG Storage will not be regulated under the Act after the Agreement’s effective date.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.